EXHIBIT 7

R E P O R T    O F    C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on September 30, 2016

Thousands of Dollars
ASSETS
Cash and balances due from depository institutions:	3,755,026
Securities:	5,218
Federal funds sold and securities purchased under agreement to resell:	182,000
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	302,477
Premises and fixed assets:	5,360,
Other real estate owned:	654
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	110
Other assets:	43,600
Total Assets:	4,294,445

Thousands of Dollars
LIABILITIES
Deposits	3,775,254
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	32,103
Total Liabilities	3,807,357

Thousands of Dollars
EQUITY CAPITAL
Common Stock	1,000
Surplus	392,144
Retained Earnings	94,402
Accumulated other comprehensive income	(458)
Total Equity Capital	487,088
Total Liabilities and Equity Capital	4,294,445